CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Liberty California Tax-Exempt Fund, Liberty
Connecticut Tax-Exempt Fund and Liberty Massachusetts Tax-Exempt Fund (three of the funds comprising Liberty Funds Trust V) in the Liberty State Funds Prospectus and "Independent Accountants/Auditors" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 30 to the Registration Statement (Form N-1A, No. 33-12109) of our reports dated March 16, 2001 on the financial statements and financial highlights of Liberty California Tax-Exempt Fund, Liberty
Connecticut Tax-Exempt Fund and Liberty Massachusetts Tax-Exempt Fund.



                                                              ERNST & YOUNG LLP

Boston, Massachusetts
May 23, 2001